Exhibit 99.1

THORNBURG MORTGAGE ANNOUNCES RESOLUTION WITH COUNTERPARTIES

TO OVERRIDE AGREEMENT

Amended and Restated Override Agreement Allows Company to Pay Interest Due

on 8% Senior Notes on December 12, 2008

SANTA FE, N.M. – December 12, 2008 – Thornburg Mortgage, Inc. (Pink Sheets: THMR), today announced that the company and the counterparties to the Override Agreement (“Counterparties”) have satisfactorily resolved the interpretation of the Override Agreement and have entered into an Amended and Restated Override Agreement (“Amended Override Agreement”) effective December 12, 2008.

The Amended Override Agreement allows for the release of funds in order for the company to make the interest payment on its 8% Senior Notes that was due on November 15, 2008 within the 30-day grace period under the indenture. The company made such payment on December 12, 2008.

In the Amended Override Agreement, the Counterparties agreed that during the override period, which expires on March 16, 2009, they will not invoke any margin calls against the company under any financing agreement to which they are a party.

In the Amended Override Agreement, the company agreed to pay to the Counterparties the remaining $110.0 million out of the Liquidity Reserve Fund except for $41.2 million that will remain in the Liquidity Reserve Fund, which the company can utilize to make the foregoing Senior Notes interest payment and for forecasted operating expenses and debt service payments through March 2009. The company has also agreed to pay to the Counterparties all of the principal and interest collected on the underlying collateral subject to the Override Agreement to further reduce the outstanding financed balance on an accelerated basis. The company will release all claims for prior period unremitted funds and allow the Counterparties to retain those funds to also reduce the loan amounts. Finally, in connection with the company’s obligation to issue additional warrants to the Counterparties following the preferred stock tender offer equal to at least 4.04% of the company’s outstanding shares on a fully diluted basis, as set forth in the original Override Agreement, as amended, the company agreed to fix the number of warrants to purchase common stock at 14,176,464 shares of common stock and to issue such warrants to the Counterparties no later than December 19, 2008, at an exercise price of $0.01 per share.

The reverse repurchase agreement counterparties and their affiliates who entered the override agreement with Thornburg Mortgage include J.P Morgan Chase Funding Inc. (formerly Bear Stearns Investment Products Inc.) Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, Credit Suisse International, Greenwich Capital Markets, Inc., Greenwich Capital Derivatives, Inc., The Royal Bank of Scotland PLC, and UBS AG.

Commenting on the significance of coming to this settlement, Larry Goldstone, president and chief executive officer of Thornburg Mortgage, Inc., said, “With the successful resolution of this agreement and a continued reprieve from margin calls, we will now be able to focus our complete attention on finding alternative financing solutions for our existing mortgage backed securities portfolio and on our loan origination business.”

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages.

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This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including but not limited to: the company’s ability to meet the ongoing conditions of the Amended and Restated Override Agreement; general economic conditions; the company’s ability to meet its interest payment obligations under its outstanding debt securities and other payment obligations; ongoing volatility in the mortgage and mortgage-backed securities industry; the company’s ability to raise additional capital or restructure its current indebtedness; the company’s ability to retain or sell additional assets; further downgrades on the company’s mortgage securities portfolio, delinquency rates for loans, changes in interest rates and other risk factors discussed in the company’s SEC reports, including its most recent quarterly report on Form 10-Q, annual report on Form 10-K/A and its current reports on Form 8-K. These forward-looking statements speak only as of the date on which they are made and, except as required by law; the company does not intend to update such statements to reflect events or circumstances arising after such date.

Thornburg Mortgage, Inc., Santa Fe

Investor Relations

505-989-1900

ir@thornburgmortgage.com

Media contact

Suzanne O’Leary Lopez

505-467-5166